Exhibit 3.2

SELECT MEDICAL HOLDINGS CORPORATION

AMENDMENT NO. 1

TO

AMENDED AND RESTATED BYLAWS

The Amended and Restated Bylaws of Select Medical Holdings Corporation, a Delaware corporation (the “Corporation”), are hereby amended by deleting therefrom Section 2.11 and Section 9.1 of the Amended and Restated Bylaws in their entirety and inserting the following in lieu thereof:

1.	Section 2.11 of the Amended and Restated Bylaws is hereby amended and restated in its entirety as follows

“Section 2.11 Removal of Directors. Any Director may be removed at any time, but only for cause upon the affirmative vote of the holders of a majority of the Corporation’s outstanding shares entitled to vote generally in the election of Directors at any meeting of such stockholders, including meetings called expressly for that purpose, and at which a quorum of stockholders is present. Subject to the rights of the holders of any series of preferred stock of the Corporation, any vacancy in the Board of Directors caused by any such removal shall be filled at such meeting by the stockholders entitled to vote for the election of the Director so removed.”

2.	Section 9.1 of the Amended and Restated Bylaws is hereby amended and restated in its entirety as follows

“Section 9.1        Amendment. Subject to any express provision in the Restated Certificate of Incorporation to the contrary, these Bylaws may be amended, altered or repealed:

(a)         by resolution adopted by a majority of the Board of Directors at any special or regular meeting of the Board of Directors without the assent or vote of the stockholders of the Corporation if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting; or

(b)         at any regular or special meeting of the stockholders upon the affirmative vote of not less than a majority of the Corporation’s outstanding shares entitled to vote generally in the election of Directors if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting.

Except as set forth in this Amendment No.1 to the Amended and Restated Bylaws of the Corporation, the Amended and Restated Bylaws of the Corporation shall continue in full force and effect without modification.

Effective: April 29, 2025